ELECTION FORM

FOR INFORMATION CALL: (800) 682-6902, EXTENSION 33477

BY MAIL, BY HAND OR BY OVERNIGHT DELIVERY:

Branch Banking and Trust Company

Corporate Trust Services

Republic Election Forms

Mail Code: 100-01-03-25

223 West Nash Street

PO Box 2887

Wilson, NC 27894-9908

Description of shares subject to this Election Form

Name(s) and Address(es) of Registered Holder(s) Please fill in, if blank, exactly as name(s) appear(s) on Certificate(s)	Certificate No(s)	Number of Shares

TOTAL SHARES >

IN ORDER TO MAKE A VALID ELECTION AS TO THE CONSIDERATION YOU WILL RECEIVE IN EXCHANGE FOR YOUR REPUBLIC COMMON STOCK YOU MUST COMPLETE AND SIGN THIS ELECTION FORM AND SUBMIT IT TO BB&T AT THE ABOVE ADDRESS. ELECTION FORMS MUST BE RECEIVED BY BB&T BY THE ELECTION DEADLINE TO BE DEEMED VALID. THE METHOD OF DELIVERY OF THE ELECTION FORM IS AT YOUR ELECTION AND RISK; HOWEVER IF THE ELECTION FORM IS SENT BY MAIL IT IS RECOMMENDED THAT IT BE SENT BY OVERNIGHT COURIER OR BY REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED.

ELECTION DEADLINE IS 5:00 P.M., EASTERN TIME, ON APRIL 13, 2004

(BB&T MUST RECEIVE YOUR ELECTION

MATERIALS AT THE ADDRESS SPECIFIED ABOVE NO LATER THAN THIS TIME)

Pursuant to the terms of the Agreement and Plan of Reorganization, dated as of December 1, 2003, between Republic Bancshares, Inc. and BB&T Corporation and the related plan of merger (the “Merger Agreement”), upon consummation of the merger of Republic into BB&T (the “Merger”), each share of Republic common stock will be converted into the right to receive, according to each Republic shareholder’s election, either .81 shares of BB&T common stock or $31.79 in cash (up to the aggregate cash available).

After the Election Deadline, the elections made by Republic shareholders will be adjusted if necessary to ensure that the total cash to be paid by BB&T to Republic shareholders as merger consideration does not exceed the lesser of: (1) the product of $12.72 multiplied by the number of shares of Republic common stock outstanding at the close of business on the closing date (that is, approximately 40% of the aggregate merger consideration based on a per share value of $31.79 per Republic share); or (2) 55% of the value of the aggregate merger consideration based upon the average of the high and low price per share of BB&T common stock on the New York Stock Exchange as reported on NYSEnet.com on the date that the merger becomes effective (as of 4:00 p.m. Eastern Time). In the case of both (1) and (2), the value of all cash paid instead of fractional shares of BB&T common stock shall be taken into account. As a result, the Merger Agreement provides procedures, which are more specifically described under the heading “The Merger—Allocation of the Merger Consideration” in the proxy statement/prospectus, to reallocate Republic’s shares exchanged for the cash election to the stock election on a proportional basis. Accordingly, if you make a cash election or a mixed election, you may receive cash for a lesser number of shares of Republic common stock than you elect. This could result in, among other things, tax consequences that differ from those that would have resulted had you received the exact form of merger consideration you elected. If you make a stock election, or a non-election, or if you fail to make a valid election, you will receive only BB&T common stock as merger consideration, regardless of what other Republic shareholders elect to receive.

Republic shareholders are being given the opportunity to elect the form of consideration to be received by them in the merger. If you do not make an election by the election deadline you will be deemed to have made an election to receive BB&T common stock in exchange for your Republic shares. For a full discussion of the merger and effect of this election, see the proxy statement/prospectus dated March 10, 2004.

THIS ELECTION GOVERNS THE CONSIDERATION THAT YOU, AS A SHAREHOLDER OF REPUBLIC, WILL RECEIVE IF THE MERGER IS APPROVED AND CONSUMMATED. THIS ELECTION MAY ALSO AFFECT THE INCOME TAX TREATMENT OF THE CONSIDERATION THAT YOU RECEIVE. EACH REPUBLIC SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER TO HIM OR HER.

Complete the box below to make an election.

ELECTION

I hereby elect to receive the following as consideration for my shares of Republic common stock described in this Election Form: (check only one box)

☐	STOCK ELECTION – Each share of Republic common stock converted into the number of shares of BB&T common stock calculated as provided in the Merger Agreement. No fractional shares of BB&T common stock will be issued in connection with the merger. Instead, cash will be paid instead of any fractional share of BB&T common stock to which you would otherwise be entitled.

☐	CASH ELECTION – Each share of Republic common stock converted into a cash payment of $31.79 per share, subject to adjustment as described herein.

☐	MIXED ELECTION –

                 shares of Republic common stock converted into a cash payment of $31.79 per share, subject to adjustment as described herein.

                 shares of Republic common stock converted into the number of shares of BB&T common stock calculated as provided in the Merger Agreement. No fractional shares of BB&T common stock will be issued in connection with the merger. Instead, cash will be paid instead of any fractional share of BB&T common stock to which you would otherwise be entitled.

*Please note that the total number of shares specified above should equal the total number of shares of Republic common stock you own of record.

If you make a proper mixed election and on the effective date of the merger you own some, but not all, of the shares with respect to which you made a proper mixed election (and you did not revoke the election), the shares you own will be treated in proportionally the same manner as the mixed election you selected above.

☐	NON-ELECTION – All non-elections will be treated as stock elections.

You will be deemed to have made a NON-ELECTION if:

A.	No choice is indicated above;

B.	You fail to follow the instructions on this Election Form or otherwise fail properly to make an election (including by revoking an election and afterward failing to make a proper election); or

C.	A properly completed Election Form is not received by BB&T before the Election Deadline.

This Election Form will be effective for the lesser of the number of the shares you own (i) on the Election Deadline; or (ii) on the effective date of the merger . If you make a proper election and subsequently transfer some or all of your shares of Republic common stock prior to the effective date of the merger, this Election Form will not be effective as to the shares of Republic common stock so transferred and the new owner must file his or her own Election Form prior to the Election Deadline. If you purchase additional shares of Republic common stock after the date of this Election Form you will need to file a new Election Form prior to the Election Deadline to cover all of your shares, including such additional shares. This Election Form, if properly executed and delivered, will revoke all other prior dated Election Forms submitted by the undersigned. Please make certain that this Election Form is accurate and covers the total number of Republic shares that you own.

The Merger Agreement generally provides that, if the merger is completed, each share of Republic common stock will be converted into the right to receive, according to each Republic shareholder’s election, either .81 shares of BB&T common stock or $31.79 in cash (up to the aggregate cash available). To the extent that total cash elections made by Republic shareholders exceed the aggregate cash consideration available to all Republic shareholders in the merger, Republic shares exchanged for the cash election will be reallocated to the stock election on a proportional basis. This could result in, among other things, tax consequences that differ from those that would have resulted had you received the exact form of merger consideration you elected. However, if you make a Stock Election or a Non-Election or if you fail to make a valid election, you will receive only BB&T common stock as merger consideration, regardless of what other Republic shareholders elect to receive. A complete description of the Merger and of the election and allocation procedures is included in the proxy statement/prospectus, which was mailed to Republic shareholders on or about March 12, 2004. Please read the proxy statement/prospectus carefully.

CONDITIONS AND LIMITATIONS

Each election is subject to the terms, conditions and limitations that have been set forth in the merger agreement, the instructions and terms herein and the proxy statement/prospectus dated March 10, 2004 which was mailed to Republic shareholders on or about March 12, 2004 in connection with the special meeting of Republic shareholders. The merger agreement is included as Appendix A to the proxy statement/prospectus. Extra copies of this Election Form or of the proxy statement/prospectus may be requested from BB&T by calling 1-800-682-6902, extension 33477. By filing this Election Form with BB&T, you are acknowledging that you have received the proxy statement/prospectus.

TO BE EFFECTIVE, THIS ELECTION FORM MUST BE PROPERLY COMPLETED, SIGNED AND RECEIVED BY BB&T AT THE ADDRESS ABOVE PRIOR TO THE ELECTION DEADLINE.

PLEASE DO NOT SEND IN YOUR REPUBLIC STOCK CERTIFICATES AT THIS TIME.

The Election Form must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. Election Forms executed by trustees, executors, administrators, guardians, officers of corporations or others acting in a fiduciary capacity who are not identified as the record shareholders in Republic’s corporate books must be accompanied by proper evidence of the signer’s authority to act.

Registered Holder	Social Security Number (or Taxpayer Identification Number, if applicable)

Registered Holder	Social Security Number (or Taxpayer Identification Number, if applicable)

Title, if any

Date:	Date: Daytime Phone No.:

INSTRUCTIONS

(Please read carefully the instructions below)

1. ELECTION DEADLINE: For any election contained herein to be considered, this Election Form, properly completed and signed, MUST BE RECEIVED BY BB&T AT THE ADDRESS ON THE FRONT OF THIS ELECTION FORM NO LATER THAN 5:00 P.M., EASTERN TIME, ON APRIL 13, 2004. BB&T, in its sole reasonable discretion, will determine whether any Election Form is received on a timely basis and whether an Election Form has been properly completed. Any good faith decision by BB&T regarding such matters will be binding and conclusive. BB&T will not be under any obligation to notify any person of any defect in an Election Form.

2. YOUR ELECTION: Mark only one box under the heading “Election” on the Election Form. By completing the Election Form, you are electing (1) to have all of your shares of Republic common stock converted into the right to receive shares of BB&T common stock (a “Stock Election”), OR (2) to have all of your shares of Republic common stock converted into the right to receive $31.79 in cash per share, subject to adjustment as described above (a “Cash Election”), OR (3) to have the indicated number of your shares of Republic common stock converted into the right to receive $31.79 in cash per share and the indicated number of your shares of Republic common stock converted into the right to receive shares of BB&T common stock, subject to adjustment as described above (a “Mixed Election”), OR (4) to indicate that you make no election. If the “NON-ELECTION” box is checked or you are otherwise deemed to have made a Non-Election, you will receive BB&T common stock in exchange for your Republic shares.

3. REVOCATION OR CHANGE OF ELECTION FORM: Any Election Form may be revoked or changed by written notice from the person submitting such form to BB&T, but to be effective such notice must be received by BB&T at or prior to the Election Deadline. BB&T will have reasonable discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made.

A PROPERLY COMPLETED ELECTION FORM THAT IS DATED AFTER THIS ELECTION FORM AND IS RECEIVED BY BB&T BEFORE THE ELECTION DEADLINE WILL REVOKE THIS ELECTION FORM IN ITS ENTIRETY AND, TO BE EFFECTIVE, SUCH LATER-DATED ELECTION FORM SHOULD MAKE AN ELECTION WITH RESPECT TO ALL REPUBLIC SHARES OWNED BY THE SHAREHOLDER AS OF SUCH LATER DATE. Any good faith decision by BB&T regarding such matters will be binding and conclusive. BB&T will not be under any obligation to notify any person of any defect in an Election Form.

4. METHOD OF DELIVERY: The Election Form must be delivered to BB&T. DO NOT SEND THE ELECTION FORM TO REPUBLIC. Delivery will be deemed effective only when received by BB&T at the address specified in this Election Form. A return envelope is enclosed. The method of delivery of the Election Form is at your election and at your risk; however, if the Election Form is sent by mail, it is recommended that it be sent by overnight courier or by registered mail, with return receipt requested.

5. INADEQUATE SPACE. If the space provided in this form is inadequate, the stock certificate numbers and the numbers of shares of Republic common stock represented by those certificates should be listed on additional sheets and attached to this form.

6. MISCELLANEOUS. BB&T is not under any duty to give notification of defects in any Election Form. BB&T shall not incur any liability for failure to give such notification. BB&T will have the reasonable discretion to disregard immaterial defects in Forms of Election. If BB&T or its designee reasonably determines that any election was not properly or timely made, such purported election will be deemed to be of no force and effect, and the holder making such election will be deemed to have made a Stock Election. Any good faith decision by BB&T regarding such matters will be binding and conclusive.

7. FORM W-9: Under the federal income tax law, a shareholder that makes a Cash Election or a Mixed Election is required to provide BB&T with such shareholder’s correct Taxpayer Identification Number (“TIN”) on the enclosed Form W-9 unless that shareholder is exempt from backup withholding (as described below). If the certificate(s) is in more than one name or is not in the name of the actual owner, consult the enclosed Form W-9 instructions for additional guidance on which TIN to report. FAILURE TO PROVIDE BB&T BY THE TIME OF ANY CASH PAYMENT BY BB&T THE INFORMATION ON THE FORM W-9 MAY SUBJECT A SHAREHOLDER THAT MAKES A CASH ELECTION OR A MIXED ELECTION TO 28% FEDERAL INCOME TAX BACKUP WITHHOLDING ON SUCH CASH PAYMENT BY BB&T. Such a shareholder should consult the enclosed Form W-9 instructions if a TIN has not been issued and the shareholder has applied for a number or intends to apply for a number in the near future. If a TIN has been applied for and BB&T is not provided with the shareholder’s TIN before payment is made, BB&T will withhold 28% on all cash payments by BB&T for such shareholder’s Republic shares. Please review the enclosed Form W-9 instructions for additional details on which Taxpayer Identification Number to give BB&T.

Certain organizations exempt from federal income tax and certain domestic and foreign governmental entities are exempt from backup withholding. Please refer to the instructions accompanying the enclosed Form W-9 to determine if you are exempt from backup withholding and, if so, how to complete the Form W-9. All United States persons (including resident alien individuals) that make a Cash Election must complete the Form W-9 and return it to BB&T at the address for delivery of the Election Form. Nonresident alien individuals and certain foreign entities that make a Cash Election or a Mixed Election and are not subject to backup withholding or are subject to a reduced rate of backup withholding should complete the appropriate Form W-8 and return it to BB&T at the address for delivery of the Election Form before any cash payment is made by BB&T. An appropriate Form W-8 and its accompanying instructions may be obtained at any Internal Revenue Service office. FAILURE BY A NONRESIDENT ALIEN INDIVIDUAL OR CERTAIN FOREIGN ENTITIES TO PROVIDE BB&T BY THE TIME OF ANY CASH PAYMENT BY BB&T A COMPETED FORM W-8 MAY SUBJECT SUCH A SHAREHOLDER THAT MAKES A CASH ELECTION OR A MIXED ELECTION TO 28% FEDERAL INCOME TAX BACKUP WITHHOLDING ON SUCH CASH PAYMENT BY BB&T.